Exhibit 10.2

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

This AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of [_______], 2024, is made by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“Parent”), True Velocity, Inc., a Delaware corporation (“True Velocity”), TV Ammo, Inc., a Texas corporation (the “Company”), and the undersigned stockholders of the Company (each, a “Stockholder” and collectively, the “Stockholders”). Parent, True Velocity, the Company and each of the Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On November 9, 2022, Parent, the Company and the Stockholders entered into that certain Stockholder Support Agreement (the “Existing Stockholder Support Agreement”), in connection with a proposed business combination and pursuant to the terms of that certain Merger Agreement and Plan of Reorganization, dated as of October 31, 2022, by and among Parent, BH Velocity Merger Sub, Inc., a Texas corporation (“Company Merger Sub”), and the Company.

B. Parent, True Velocity, Breeze Merger Sub, Inc., a Delaware corporation (“Parent Merger Sub”), Company Merger Sub, and the Company have entered into that certain Amended and Restated Merger Agreement and Plan of Reorganization, dated as of February [__], 2024 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides for, among other things, a business combination between True Velocity, Parent and the Company.

C. Each of the Stockholders is the record and beneficial owner of the number and type of issued and outstanding shares of the Company set forth on Schedule A hereto (the “Shares”).

D. In order to induce Parent and the Company to enter into the Merger Agreement and the Parent Initial Stockholders to enter into the A&R Sponsor Support Agreement, the Parties desire to amend and restate the Existing Stockholder Support Agreement on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Company Stockholder Consent and Related Matters. As promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement becomes effective under the Securities Act, each of the Stockholders shall (a) duly execute and deliver to the Company, True Velocity and Parent the Written Consent, which Written Consent shall constitute the Requisite Approval, pursuant to which it shall irrevocably and unconditionally (i) adopt the Merger Agreement and approve the Company Merger and the other Transactions to which the Company is a party, (ii) approve, in accordance with the terms and subject to the conditions of the Company Organizational Documents, the Company Preferred Conversion to take effect immediately prior to the Closing and (iii) waive any appraisal or similar rights they may have pursuant to the TBOC with respect to the Company Merger and the other Transactions, and (b) vote (or cause to be voted) all of such Stockholder’s Shares (together with any shares of the Company that such Stockholder acquires record or beneficial ownership of or the power to vote after the date hereof, collectively, the “Subject Company Stock”) against, and withhold consent with respect to, any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (i) a breach of any of the Company’s representations, warranties, covenants, agreements or obligations under the Merger Agreement or (ii) any of the conditions to the Closing set forth in Sections 8.01 or 8.02 of the Merger Agreement not being satisfied; provided, that in the case of clauses (a) and (b), the Merger Agreement shall not have been amended or modified without such Stockholder’s consent (A) to decrease the Aggregate Company Merger Consideration payable under the Merger Agreement or (B) to change the form of the Aggregate Company Merger Consideration, in each case in a manner adverse to such Stockholder. Each of the Stockholders acknowledges receipt and review of a copy of the Merger Agreement.

2. Transfer of Shares. Each of the Stockholders hereby agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Company Stock or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (b) deposit any of its Subject Company Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Company Stock that conflicts with any of the covenants or agreements set forth in this Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to an Affiliate of such Stockholder, (ii) to another Stockholder that is a Party and bound by the terms and obligations hereof or (iii) made in connection with the Company Merger or the other Transactions; provided, that any transferee of any Transfer of the type set forth in clause (i) must enter into a joinder agreement agreeing to become a Party.

3. Other Covenants and Agreements.

(a) Each of the Stockholders hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to terminate that certain Shareholders’ Agreement, dated as of June 11, 2021, by and among the Company and the shareholders of the Company party thereto, and to cause such agreements to be of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of immediately prior to, and subject to and conditioned upon the occurrence of, the Closing, and to confirm that upon such termination neither the Company nor any of its Affiliates (including from and after the Company Merger Effective Time, True Velocity and its Affiliates) shall have any further obligations or liabilities under any such agreement.

(b) Each of the Stockholders hereby agrees to be bound by and subject to (i) Section 7.04(b) (Confidentiality) and Section 7.11 (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement and (ii) Section 6.03 (Claims Against the Trust Account), Section 7.03 (Requisite Approval) and Section 7.05 (Non-Solicitation) of the Merger Agreement to the same extent as such provisions apply to the Company, in each case, mutatis mutandis and as if such Stockholder was a party thereto. Notwithstanding anything in this Agreement to the contrary, (x) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 3(b), (y) no Stockholder is making any representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 3(b) (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it of this Section 3(b)).

(c) Each of the Stockholders acknowledges and agrees that True Velocity, Parent, Parent Merger Sub and Company Merger Sub are entering into the Merger Agreement and the Parent Initial Stockholders are entering into the A&R Sponsor Support Agreement in reliance upon the Stockholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Stockholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, True Velocity, Parent, Parent Merger Sub and Company Merger Sub would not have entered into the Merger Agreement or agreed to consummate the Transactions and the Parent Initial Stockholders would not have entered into the A&R Sponsor Support Agreement or agreed to consummate the transactions contemplated thereby.

4. Stockholder Representations and Warranties. Each of the Stockholders, severally and not jointly, represents and warrants to True Velocity, Parent and the Company as follows:

(a) If such Stockholder is a natural person, he or she is legally competent to execute and deliver this Agreement. If such Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s power and have been duly authorized by all necessary actions on the part of such Stockholder.

(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) conflict with or violate any Law applicable to such Stockholder, (ii) result in the creation of any Lien on any of its Subject Company Stock (other than under this Agreement, the Merger Agreement or the Ancillary Agreements), (iii) if applicable, conflict with or result in a breach or violation of or constitute a default under its organizational documents, or (iv) require any consent, authorization or approval of, declaration, filing or registration with, or notice to, any Person, in each case that has not been given or made as of the date hereof.

(d) There are no Actions pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(e) This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against him, her or it in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy Laws, other applicable, similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(f) Such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of his, her or its obligations hereunder.

(g) Such Stockholder is the exclusive record and beneficial owner of, and has good and valid title to, all of the Shares set forth opposite such Stockholder’s name on Schedule A hereto, and there exist no Liens, pledge, proxy, security interest, option, right of first refusal, adverse claim of ownership or any other limitations or restrictions (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Shares), other than pursuant to (i) this Agreement, (ii) the Company Organizational Documents, (iii) the Merger Agreement or the Ancillary Agreements and (iv) any applicable securities Laws, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote, and the right, power and authority to sell, transfer and deliver, such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earliest of (a) the Company Merger Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of all of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 5 and 10 shall each survive any termination of this Agreement pursuant to Section 5(a), and (iii) Sections 5 through 14 shall survive any termination of this Agreement. For purposes of this Section 5, “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance.

6. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company (other than the Stockholders, on the terms and subject to the conditions set forth herein) or any Affiliate of Parent, and (b) none of the Affiliates of the Company (other than the Stockholders, on the terms and subject to the conditions set forth herein) or the Affiliates of Parent shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

7. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to True Velocity or Parent, to:

Breeze Holdings Acquisition Corp.
955 W. John Carpenter Fwy., Suite 100-929
Irving, TX 75039
Attention: J. Douglas Ramsey, Ph.D.
Email: doug@breezeacquisition.com

with a copy to:

Woolery & Co.
1 PIER 76
408 12TH AVE
NEW YORK, NY 10018
Attention: Mathew J. Saur
Email: mathew@wooleryco.com

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Suite 700
Washington, DC 20006
Attention: Ralph V. De Martino
Email: ralph.demartino@afslaw.com

(b) If to the Company, to:

TV Ammo, Inc.
1036 Nicholson Rd

Garland, TX 75042
Attn:Jeff Cutshall
E-mail: jcutshall@tvammo.com

with a copy to:

Lathrop GPM LLP
80 South 8th St.
500 IDS Center
Minneapolis, MN 55402
Attention: JC Anderson
Email: jc.anderson@lathropgpm.com

with a copy to:

Shearman & Sterling LLP

2828 N. Harwood Street, Suite 1800

Dallas, Texas 75201

Attention: Alain Dermarkar; Bill Nelson

Email: Alain.Dermarkar@Shearman.com; Bill.Nelson@Shearman.com

(c) If to a Stockholder, to the address or email address set forth for such Stockholder on his, her or its signature page hereof, or to such other address or addresses as the Parties may from time to time designate in writing.

8. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

9. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parties and the Parties to be bound thereby, respectively. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties.

10. Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

11. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) none of the Stockholders makes any agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Company Stock and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of such Stockholder in its capacity as a member of the Company Board or other similar governing body of any of its Affiliates or as an officer, employee or fiduciary of the Company or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or such Affiliate.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

14. Incorporation by Reference. Sections 1.03 (Construction), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.08 (Headings) and 10.09 (Counterparts; Electronic Delivery) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Amended and Restated Stockholder Support Agreement as of the date first above written.

PARENT:

BREEZE HOLDINGS ACQUISITION CORP.

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	CEO & CFO

True Velocity:

True Velocity, Inc.

By:
Name:	J. Douglas Ramsey, Ph.D.
Title:	CEO & CFO

[Signature Page to Amended and Restated Stockholder Support Agreement]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Amended and Restated Stockholder Support Agreement as of the date first above written.

COMPANY:

TV AMMO, INC.

By:
Name:	Kevin Boscamp
Title:	Co-Chief Executive Officer

[Signature Page to Amended and Restated Stockholder Support Agreement]

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Amended and restated Stockholder Support Agreement as of the date first above written.

STOCKHOLDERS:

Investor Name (Individual):

By:

Investor Name (Entity):

By:

Name:

Title:

[Signature Page to Amended and Restated Stockholder Support Agreement]